SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------


                                 Amendment No. 2

                                       to

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          GT Interactive Software Corp.
                          -----------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)


                                   36236E 10 9
                                 --------------
                                 (CUSIP Number)






                                   -----------



                               Page 1 of 23 Pages

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 2 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joseph Cayre
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      5,350,000
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         5,350,000
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,350,000
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.9%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 3 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joseph Cayre Grantor Retained Annuity Trust
         u/a/d 12/10/95, Trina Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      75,244
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         75,244
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         75,244
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 4 of 23 Pages

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joseph J. Cayre 1997 Grantor Retained Annuity Trust
         u/a/d 5/1/97, Trina Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      344,756
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         344,756
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         344,756
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.5%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 5 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
         Trina Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   |_|

                                                                      (b)    |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,625,000
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,625,000
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,625,000
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.4%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 6 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Steven Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
         Trina Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)    |_|

                                                                      (b)    |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,625,000
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,625,000
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,625,000
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.4%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 7 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Daniel Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
         Trina Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)    |_|

                                                                      (b)    |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,625,000
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,625,000
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,625,000
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.4%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 8 of 23 Pages
--------------------------------------------------------------------------------
1)           NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Grace E. Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
             Trina Cayre, Trustee
--------------------------------------------------------------------------------
2)           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   |_|

                                                                       (b)   |X|
--------------------------------------------------------------------------------
3)           SEC USE ONLY


--------------------------------------------------------------------------------
4)           CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
--------------------------------------------------------------------------------
                               5)   SOLE VOTING POWER
                                    1,625,000
         NUMBER                -------------------------------------------------
         OF                    6)   SHARED VOTING POWER
         SHARES                     Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)   SOLE DISPOSITIVE POWER
         EACH                       1,625,000
         REPORTING             -------------------------------------------------
         PERSON                8)   SHARED DISPOSITIVE POWER
         WITH                       Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,625,000
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.4%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 9 of 23 Pages
--------------------------------------------------------------------------------
1)           NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             The Joseph and Trina Cayre Foundation Inc.
--------------------------------------------------------------------------------
2)           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   |_|

                                                                       (b)   |X|
--------------------------------------------------------------------------------
3)           SEC USE ONLY


--------------------------------------------------------------------------------
4)           CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                               5)   SOLE VOTING POWER
                                    1,759,388
         NUMBER                -------------------------------------------------
         OF                    6)   SHARED VOTING POWER
         SHARES                     Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)   SOLE DISPOSITIVE POWER
         EACH                       1,759,388
         REPORTING             -------------------------------------------------
         PERSON                8)   SHARED DISPOSITIVE POWER
         WITH                       Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,759,388
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.6%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             GT Interactive Software Corp.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             417 Fifth Avenue, New York, NY 10016

Item 2(a).   Name of Person Filing:

             Joseph Cayre
             Joseph Cayre Grantor Retained  Annuity Trust u/a/d 12/10/95, Trina
               Cayre,  Trustee
             Joseph J. Cayre 1997 Grantor Retained Annuity Trust u/a/d  5/1/97,
               Trina  Cayre,  Trustee
             Michael  Cayre  Irrevocable Grantor  Trust u/a/d  2/22/95, Trina
               Cayre,  Trustee
             Steven Cayre Irrevocable  Grantor  Trust u/a/d  2/22/95, Trina
               Cayre,  Trustee
             Daniel Cayre Irrevocable Grantor Trust u/a/d 2/22/95, Trina Cayre,
               Trustee
             Grace E. Cayre Irrevocable Grantor Trust u/a/d  2/22/95, Trina
               Cayre, Trustee
             The Joseph and Trina Cayre Foundation Inc.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of each of Joseph Cayre, Joseph Cayre Grantor Retained Annuity Trust, Joseph J. Cayre 1997 Grantor Retained Annuity Trust, Michael Cayre Irrevocable Grantor Trust, Steven Cayre Irrevocable Grantor Trust, Daniel Cayre Irrevocable Grantor Trust, Grace E. Cayre Irrevocable Grantor Trust and The Joseph and Trina Cayre Foundation Inc. is c/o 417 Fifth Avenue, New York, NY 10016.

Item 2(c).   Citizenship:

             Joseph Cayre: United States of America

             Joseph Cayre Grantor Retained Annuity Trust u/a/d 12/10/95,
                Trina Cayre, Trustee:  New York

             Joseph J. Cayre 1997 Grantor Retained Annuity Trust u/a/d 5/1/97,
                Trina Cayre, Trustee:  New York

             Michael Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
                Trina Cayre, Trustee:  New York

             Steven Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
                Trina Cayre, Trustee: New York

             Daniel Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
                Trina Cayre, Trustee: New York

             Grace E. Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
                Trina Cayre, Trustee: New York

             The Joseph and Trina Cayre Foundation Inc.:  Delaware

Item 2(d).   Title of Class of Securities:

             Common Stock, $.01 par value  (the "Common Stock")


Item 2(e).   CUSIP Number:

             36236E 10 9


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             Not applicable

Item 4.      Ownership.

Joseph Cayre:

             (a)  Amount beneficially owned:  5,350,000 shares
             (b)  percent of class:  7.9%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 5,350,000
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition of 5,350,000
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Joseph Cayre Grantor Retained Annuity Trust u/a/d 12/10/95, Trina Cayre,
Trustee:

             (a)  Amount beneficially owned:  75,244 shares
             (b)  percent of class:  0.1%
             (c)  Number of shares as to which such person has:
                               (i)   Sole power  to vote or to  direct  the vote
                                     75,244
                               (ii)  Shared power to vote or to direct the
                                     vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition  of  75,244
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Joseph J. Cayre 1997 Grantor Retained Annuity Trust u/a/d 5/1/97, Trina Cayre,
Trustee:

             (a)  Amount beneficially owned:  344,756 shares
             (b)  percent of class:  0.5%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 344,756
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole  power to dispose or to direct the
                                     disposition  of 344,756
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Michael Cayre Irrevocable Grantor Trust u/a/d 2/22/95, Trina Cayre, Trustee:

             (a)  Amount beneficially owned:  1,625,000 shares
             (b)  percent of class:  2.4%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 1,625,000
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole  power to dispose or to direct the
                                     disposition of 1,625,000
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Steven Cayre Irrevocable Grantor Trust u/a/d 2/22/95, Trina Cayre, Trustee:

             (a)  Amount beneficially owned:  1,625,000 shares
             (b)  percent of class:  2.4%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 1,625,000
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition of 1,625,000
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Daniel Cayre Irrevocable Grantor Trust u/a/d 2/22/95, Trina Cayre, Trustee:

             (a)  Amount beneficially owned:  1,625,000 shares
             (b)  percent of class:  2.4%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 1,625,000
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition of 1,625,000
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Grace E. Cayre Irrevocable Grantor Trust u/a/d 2/22/95, Trina Cayre, Trustee:

             (a)  Amount beneficially owned:  1,625,000 shares
             (b)  percent of class:  2.4%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 1,625,000
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition of 1,625,000
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

The Joseph and Trina Cayre Foundation Inc.:

             (a)  Amount beneficially owned:  344,756 shares
             (b)  percent of class:  0.5%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 344,756
                               (ii) Shared power to vote or to direct the vote Not Applicable

                               (iii) Sole power to dispose or to direct the
                                     disposition of 344,756
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable


             Joseph Cayre is the beneficiary of the reporting Grantor Retained Annuity Trusts (collectively, the "GRATs"). The beneficiaries of the reporting Irrevocable Grantor Trusts (together with the GRATs, the "Trusts") are children of Joseph and Trina Cayre. Trina Cayre, the wife of Joseph Cayre, is the trustee of the Trusts. The Joseph and Trina Cayre Foundation Inc. (the "Foundation") is a charitable foundation whose sole trustees are Joseph and Trina Cayre. The filing of this Schedule 13G shall not be construed as an admission that Joseph Cayre is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any of the Common Stock held by the Irrevocable Grantor Trusts or the Foundation.


Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable

Item 8.      Identification and Classification of Members of the Group.

             See Exhibit 1, Agreement of joint filing pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934.

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.

             Not applicable

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998


                                            /s/ Joseph Cayre
                                            ------------------------------------
                                            Joseph Cayre

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998



                                   Joseph Cayre Grantor Retained Annuity
                                     Trust u/a/d 2/22/95, Trina Cayre, Trustee

                                       By: /s/ Trina Cayre
                                          --------------------------------------
                                          Trina Cayre
                                       Title:  Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998




                                   Joseph J. Cayre 1997 Grantor Retained Annuity
                                     Trust u/a/d 5/1/97, Trina Cayre, Trustee

                                       By: /s/ Trina Cayre
                                          --------------------------------------
                                          Trina Cayre
                                       Title: Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                                  Michael Cayre Irrevocable Grantor Trust u/a/d
                                     2/22/95, Trina Cayre, Trustee

                                       By: /s/ Trina Cayre
                                          --------------------------------------
                                          Trina Cayre
                                       Title: Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                                   Steven Cayre Irrevocable Grantor Trust u/a/d
                                     2/22/95, Trina Cayre, Trustee

                                       By: /s/ Trina Cayre
                                          --------------------------------------
                                          Trina Cayre
                                       Title: Trustee

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                                   Daniel Cayre Irrevocable Grantor Trust u/a/d
                                     2/22/95, Trina Cayre, Trustee

                                       By: /s/ Trina Cayre
                                          --------------------------------------
                                          Trina Cayre
                                       Title: Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                                 Grace E. Cayre Irrevocable Grantor Trust u/a/d
                                   2/22/95, Trina Cayre, Trustee

                                       By: /s/ Trina Cayre
                                          --------------------------------------
                                          Trina Cayre
                                       Title: Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                                      The Joseph and Trina Cayre Foundation Inc.

                                       By: /s/ Trina Cayre
                                          --------------------------------------
                                          Trina Cayre
                                       Title: Trustee

                                    EXHIBIT 1
                                    ---------

                            AGREEMENT OF JOINT FILING


         Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 17, 1998.


                             /s/ Joseph Cayre
                             ------------------------------------------
                             Joseph Cayre


                             Joseph Cayre Grantor Retained Annuity Trust u/a/d 2/22/95, Trina Cayre, Trustee

                               By: /s/ Trina Cayre
                                  -------------------------------------
                                  Trina Cayre
                               Title: Trustee

                             Joseph J. Cayre 1997 Grantor Retained Annuity Trust u/a/d 5/1/97, Trina Cayre, Trustee

                               By: /s/ Trina Cayre
                                   ------------------------------------
                                   Trina Cayre
                               Title: Trustee

                             Michael Cayre Irrevocable Grantor Trust
                             u/a/d 2/22/95, Trina Cayre, Trustee

                               By: /s/ Trina Cayre
                                  -------------------------------------
                                  Trina Cayre
                               Title: Trustee


                             Steven Cayre Irrevocable Grantor Trust
                             u/a/d 2/22/95, Trina Cayre, Trustee

                               By: /s/ Trina Cayre
                                   ------------------------------------
                                   Trina Cayre
                               Title: Trustee


                             Daniel Cayre Irrevocable Grantor Trust
                             u/a/d 2/22/95, Trina Cayre, Trustee

                               By: /s/ Trina Cayre
                                   ------------------------------------
                                   Trina Cayre
                               Title: Trustee

                             Grace E. Cayre Irrevocable Grantor Trust
                               u/a/d 2/22/95, Trina Cayre, Trustee

                                    By: /s/ Trina Cayre
                                        -------------------------------
                                        Trina Cayre
                                    Title: Trustee

                                    The Joseph and Trina Cayre Foundation Inc.


                                    By: /s/ Trina Cayre
                                        -------------------------------
                                        Trina Cayre
                                    Title: Trustee



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